Exhibit 23.4

[Wedbush Morgan Securities Inc. Letterhead]

CONSENT OF WEDBUSH MORGAN SECURITIES INC.

We hereby consent to the use of our opinion letter dated June 30, 2009 to the Board of Directors of CombinatoRx, Incorporated. (“CombinatoRx”), included as Appendix H to CombinatoRx’s and Neuromed Pharmaceutical Inc.’s joint proxy statement/prospectus that forms part of the registration statement on Form S-4 relating to the proposed merger of CombinatoRx and Neuromed Pharmaceuticals Inc. and to the references to such opinion therein.

WEDBUSH MORGAN SECURITIES INC.

/s/ Wedbush Morgan Securities

August 4, 2009